Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91316, 333-102962, 333-122555 , 333-123408, 333-129033 and 333-156783) of Kinder Morgan Management, LLC of our reports dated March 2, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K, and of our report dated Februrary 23, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K, which is included as Annex A in this Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2009